UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 21, 2018
Kirkland's, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	000-49885	62-1287151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5310 Maryland Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	615-872-4800

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 24, 2018, Kirkland’s, Inc. (the “Company”) announced that it had named Steve C. Woodward to the position of Chief Executive Officer to be effective October 22, 2018. Mr. Woodward will also join the Company’s Board of Directors (the “Board”). In addition to his CEO duties, Mr. Woodward will oversee all aspects of merchandising for the Kirkland’s brand, including sourcing, product design and assortment selection for the omnichannel home décor retailer, which operates more than 425 stores throughout the United States. The Company also announced today that Mike Cairnes, the Company’s acting CEO, will be promoted from his previous position as Executive Vice President to the role of President in addition to resuming his previous role as Chief Operating Officer.
Mr. Woodward, age 62, has served as the President and Chief Merchandising Officer of the global home furnishings retailer Crate and Barrel since August 2015. Prior to joining Crate and Barrel, Mr. Woodward was a Senior Vice President for Fossil, Inc., where he helped grow and develop the company’s portfolio of licensed brands for top luxury retailers and was head of the Michael Kors watch and jewelry business for Fossil Group. Before joining Fossil, Mr. Woodward held several key executive roles in the home furnishings industry, including Executive Vice President and General Merchandise Manager of The Bombay Company, CEO of Illuminations and Vice President of Pier 1 Imports.
Woodward Employment Agreement
The Company and Mr. Woodward entered into an employment agreement (the “Employment Agreement”), with an effective term that will commence on October 22, 2018 and continue for an indefinite term (the “Term”), until terminated as provided in the Employment Agreement. The Employment Agreement provides Mr. Woodward with the following compensation and benefits: (a) annual base salary of no less than $700,000, subject to periodic review and adjustment in the discretion of the Compensation Committee of the Board (the “Compensation Committee”); (b) participation in any annual bonus plans maintained by the Company for its senior executives, with a target amount for such bonus to be 100% of Mr. Woodward’s base salary and the actual bonus payable with respect to a particular year to be determined by the Compensation Committee, based on the achievement of corporate and individual performance objectives established by the Compensation Committee; (c) participation in any equity-based compensation plans maintained by the Company, with a recommended annual equity award amount equal to 125% of Mr. Woodward’s base salary; and (d) participation in all employee benefit plans or programs for which any member of the Company’s senior management is eligible under any existing or future Company plan or program.
Under the terms of the Employment Agreement, the Company may terminate Mr. Woodward’s employment at any time either for any or no reason, and Mr. Woodward may terminate his employment for Good Reason or upon thirty days’ advance notice without Good Reason. The term “Good Reason” is defined in the Employment Agreement to mean the occurrence of any of the following: (i) the assignment to Mr. Woodward of any duties inconsistent with Mr. Woodward’s position, authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) a reduction by the Company in Mr. Woodward’s annual salary or potential annual bonus, provided that if the salaries and/or bonuses of substantially all of the Company’s senior executive officers are contemporaneously and proportionately reduced, a reduction in Mr. Woodward’s salary will not constitute “Good Reason”; (iii) the failure by the Company, without Mr. Woodward’s consent, to pay to him any portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Woodward, other than an isolated and inadvertent failure which is remedied by the Company promptly after receipt thereof given by Mr. Woodward; (iv) the relocation of the Company’s principal executive offices to a location more than 50 miles from the current location of such offices, or the Company’s requiring Mr. Woodward to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business; or (v) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform under the Employment Agreement.
If the Company terminates Mr. Woodward’s employment without Cause (as defined below) or if Mr. Woodward resigns for Good Reason, the Company shall pay Mr. Woodward one and a half (1 ½) times his base salary for the year in which such termination shall occur in 18 substantially equal monthly installments. The term “Cause” is defined in the Employment Agreement to mean the occurrence of any of the following, as determined in good faith by the Board: (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription) by Mr. Woodward; (ii) illegal conduct or gross misconduct of Mr. Woodward which is materially and demonstrably injurious to the Company or its Affiliates including, without limitation, fraud, embezzlement, theft or proven dishonesty; (iii) Mr. Woodward’s conviction of a misdemeanor involving moral turpitude or a felony; (iv) Mr. Woodward’s entry of a guilty or nolo contendere plea to a misdemeanor involving moral turpitude or a felony; (v) Mr. Woodward’s material breach of any agreement with, or duty owed to, the Company or its affiliates; or (vi) Mr. Woodward’s failure, refusal or inability to perform, in any material respect, his duties to the Company, which failure continues for more than 15 days after written notice thereof from the Company.

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The payment of any severance by the Company to Mr. Woodward is conditioned upon the execution and delivery by Mr. Woodward of a release in the form of the release attached as an exhibit to the Employment Agreement. If Mr. Woodward’s employment with the Company ceases for any reason (including but not limited to termination (a) by the Company for Cause, (b) as a result of Mr. Woodward’s death, (c) as a result of Mr. Woodward’s Disability (as defined in the Employment Agreement) or (d) by Mr. Woodward without Good Reason) other than as a result of the Company terminating him without Cause or by his resignation for Good Reason, then the Company’s obligation to Mr. Woodward will be limited solely to the payment of accrued and unpaid base salary through the date of such cessation.
The Employment Agreement also contains a non-competition agreement from Mr. Woodward by which he agrees not to, directly or indirectly, among other things, be employed by or otherwise participate in the management of certain competitive companies or their affiliates, each of which are identified in the Employment Agreement, for a period of 18 months from the date of his termination. The Company also has the option to extend the term of Mr. Woodward’s non-competition agreement for up to an additional 12 months by agreeing to pay him his base salary in substantially equal monthly installments for the number of months that the Company elects to extend the non-competition agreement as severance. The Employment Agreement also contains other standard restrictive covenants such as confidentiality, works for hire and non-solicitation of customers and employees that will extend for a period of 24 months following termination of employment.
In addition to his base compensation, Mr. Woodward will receive a signing bonus of $1,200,000 (the “Signing Bonus”), payable half in cash and half in Restricted Stock Units of the Company. The $600,000 cash portion of the Signing Bonus shall be paid on the first regular payroll date after October 22, 2018. The equity award portion of the Signing Bonus shall be paid via the grant of a number of Restricted Stock Units determined based on the closing price of the Company’s common stock as of October 19, 2018, in accordance with the terms of a Restricted Stock Unit Award Agreement. The Restricted Stock Units will vest in full on October 22, 2019 and a share of common stock of the Company will be issued to Mr. Woodward in respect of each Restricted Stock Unit. If Mr. Woodward’s employment with the Company ceases prior to October 22, 2020 as a result of either a termination by Mr. Woodward without Good Reason or a termination by the Company for Cause then Mr. Woodward will be obligated to repay the Signing Bonus in full within thirty (30) days of the date of such termination. The cash portion of the Signing Bonus shall be repaid in cash; and the equity portion of the Signing Bonus shall be repaid either in cash or with vested Company stock with a fair market value of $600,000 on the date of repayment; provided, however, that if Mr. Woodward’s employment is terminated prior to October 22, 2019, then the unvested Restricted Share Units granted pursuant to the Restricted Stock Unit Award Agreement will simply be cancelled in full payment of the equity portion of the Signing Bonus to be repaid.
There is no arrangement or understanding between Mr. Woodward and any other person pursuant to which Mr. Woodward was selected as an officer and director. Mr. Woodward is not a party to any transaction with any related person required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Cairnes Employment Agreement Amendment
The Company and Mike Cairnes entered into an Amendment to his existing Employment Agreement with Kirkland’s (the “Cairnes Amendment”), which will be effective October 22, 2018. Mr. Cairnes, age 58, has served as the acting CEO of the Company since April 2018. Pursuant to the Cairnes Amendment, Mr. Cairnes will be employed by the Company as its President and Chief Operating Officer and will receive a base salary of $500,000. On October 22, 2018, Mr. Cairnes will also receive an equity award of $500,000 of Restricted Stock Units of the Company, which will vest ratably over two years. The number of units will be determined based on the closing price of the Company’s common stock as of October 19, 2018. The award will vest in full if Mr. Cairnes’ employment is terminated by the Company without Cause or by Mr. Cairnes for Good Reason, as those terms are defined in his existing Employment Agreement with the Company. Except as set forth in the Cairnes Amendment, Mr. Cairnes existing Employment Agreement, which was entered into on November 22, 2016 and described in the Company’s Current Report on Form 8-K, filed November 22, 2016, will remain and continue in full force and effect.
Strain Compensation Adjustments
Also effective October 22, 2018, the Company will increase the base salary of Nicole Strain, the Company’s interim Chief Financial Officer, to $275,000 and the target amount for her annual bonus will increase to 40%. On October 22, 2018, Ms. Strain will also receive an equity award of $50,000 of Restricted Stock Units of the Company, which will vest ratably over two years. The number of units will be determined based on the closing price of the Company’s common stock as of October 19, 2018.
The preceding descriptions of the Employment Agreement and the Cairnes Amendment are summaries of their material terms, do not purport to be complete, and are qualified in their entirety by reference to the Employment Agreement and Cairnes Amendment, copies of which are being filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

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A copy of the Press Release is attached hereto as Exhibit 99.1.
Item 7.01 Regulation FD Disclosure.
On September 24, 2018, the Company announced that its Board of Directors authorized a stock repurchase plan providing for the purchase in the aggregate of up to $10 million of the Company’s outstanding common stock. Repurchases of shares will be made in accordance with applicable securities laws and may be made from time to time in the open market or by negotiated transactions. The amount and timing of repurchases will be based on a variety of factors, including stock acquisition price, regulatory limitations and other market and economic factors. The stock repurchase program does not require the Company to repurchase any specific number of shares, and the Company may terminate the repurchase program at any time. As of September 21, 2018, the Company had repurchased 733,201 shares totaling $7.1 million pursuant to the previous authorization and had 15,506,027 million common shares outstanding.
A copy of the Press Release is attached hereto as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished as part of this Report:

Exhibit No.	Description
10.1	Employment Agreement, effective October 22, 2018, by and between Steve C. Woodward and Kirkland’s, Inc.
10.2	Amendment to Employment Agreement, effective October 22, 2018, by and between Mike Cairnes and Kirkland’s, Inc.
10.3	Form of Restricted Stock Unit Agreement Under the Kirkland's, Inc. Amended and Restated 2002 Equity Incentive Plan
99.1	Press Release dated September 24, 2018 announcing the appointment of Steve C. Woodward as Chief Executive Officer and Mike Cairnes as President and Chief Operating Officer.
99.2	Press Release dated September 24, 2018 announcing the Company’s new Share Repurchase Authorization.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland's, Inc.

September 24, 2018	By:	/s/ Carter R. Todd
Name: Carter R. Todd
Title: Vice President and General Counsel